CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Dalian Jingang-Andi Bio-Products Company Limited

We consent to the inclusion in Form 8-K of China Bio-Immunity Corporation (formerly Easy Golf Corporation) pertaining to the Share Exchange Agreement with Lawford Asia Limited and subsidiaries of our report dated August 6, 2008, relating to the financial statements of  Dalian Jingang-Andi Bio-Products Company Limited as of and for the years ended December 31, 2007 and 2006.

K.P. Cheng & Co. Certified Public Accountants

Hong Kong August 6, 2008